CODE OF ETHICS

Introduction

This Code of Ethics (the “Code”) has been adopted by the Company (the “Adviser”) in connection with its role as investment adviser to an Exchange Traded Fund (“ETF”) and any affiliated registered investment companies (such registered investment companies advised by the Adviser to be collectively referred to as “Clients”) in compliance with Rule 17j 1 under the Investment Company Act of 1940 (the “Act”) (unless specifically identified, Rule 17j 1 is referred to as the “Rule”). This Code of Ethics is intended to ensure that all acts, practices and courses of business engaged in by access persons (as defined) of the Adviser reflect high standards and comply with the requirements of Section 17(j) of the Act and Rule 17j 1 thereunder.

Pursuant to rules established by the SEC it is unlawful for employees of the Company, in connection with the purchase or sale by such persons of securities held or to be acquired by a Client account, to:

●	employ any device, scheme or artifice to defraud;

●	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

●	engage in any manipulative practice.

The SEC’s rules also require investment advisers and registered investment companies to adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard.

Consistent with the SEC’s rules, the Company has adopted this Code of Ethics (the “Code”). The Code sets forth detailed policies and procedures that Access Persons (as defined below) of the Adviser must follow with regard to their personal investing activities. All Access Persons are required to comply with the Code as a condition of continued employment. An Access Person is any employee of the Company who (i) has access to nonpublic Client, Reportable Security, or Reportable Fund information (including transactions and holdings) or to systems which contain such information, (ii) all employees who are involved in making securities recommendations to Clients, or (iii) who have access to such recommendations that are nonpublic, and (iv) all officers and directors (as applicable) of the Company.

The Code is intended to serve as the minimum standard of conduct for all employees of the Company. Each employee must avoid any activity or relationship that may reflect unfavorably on the Company as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.

This Code is designed to detect and prevent conflicts of interest between the Company’ employees, officers, partners, members and trustees/directors (as applicable) and Clients that may arise due to personal investing activities. the Company has also established a separate policy on insider trading which includes procedures to prevent insider trading.

Personal investing activities of Access Persons may create conflicts of interests that may compromise fiduciary duties to Clients. As a result, Access Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of a Client investment opportunity or other impropriety with respect to dealing with a Client or acting on behalf of a Client.

Definitions

A.	“Access person” means any director, trustee, officer, general partner, managing member, or Advisory Person (as defined) of the Adviser and any employee who has access to nonpublic information regarding any Client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any reportable fund (as defined in Rule 204A 1 of the Investment Advisers Act of 1940 (the “Advisers Act”)), or who is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic.

B.	“Advisory person” means (1) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined) by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Client with regard to the purchase or sale of a security by the Client.

C.	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a 1(a)(2) in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “1934 Act”).

D.	“Chief Compliance Officer” means the chief compliance officer of the Adviser, or his or her delegate.

E.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that “control” generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

F.	A “security held or to be acquired” means: (1) any security which, within the most recent 15 days: (a) is or has been held by a Client; or (b) is being or has been considered by the Adviser for purchase by a Client; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in clause (1) above.

G.	An “initial public offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

H.	“Investment personnel” means: (1) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Clients; and (2) any natural person who controls the Adviser and who obtains information concerning recommendations made to Clients regarding the purchase or sale of securities by Clients.

I.	A “limited offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

J.	“Purchase or sale” for purposes of this Code and each Exhibit or other appendix hereto includes, among other things, the writing of an option to purchase or sell a security.

K.	“Reportable Security” means a Security as defined in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements, and shares issued by registered open end investment companies (including money market funds) except shares of Clients, or such other securities as may be excepted under the provisions of the Rules.

As fiduciaries, Access Persons must at all times comply with the following principles:

●	Client Interests Come First. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of Clients. If an Access Person puts his/her own personal interests ahead of a Client’s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

●	Avoid Taking Advantage. Access Persons may not make personal investment decisions based on their knowledge of Client holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of a Client with the expectation that the Client’s transaction will cause a favorable move in the market. This prohibition applies whether an Access Person’s transaction is in the same direction as the transaction placed on behalf of the Company Client (for example, two purchases) or the opposite direction (a purchase and sale).

If you are uncertain whether a real or apparent conflict exists in any particular situation, you should consult with the CCO of the Company immediately.

The Code sets forth detailed policies and procedures that Access Persons must follow with regard to their personal investing activities. All Access Persons are required to comply with the Code as a condition of continued employment.

Who is subject to the Code?

All Access Persons are subject to the Code. For the purposes of this Code, Access Person is defined as:

●	Each employee, officer, partner or member (as applicable) of the Company or its affiliates who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the purchase or sale of securities covered by this Code, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

●	Each natural person in a control[1] relationship to the Company who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of securities covered by this Code.

What Types of Investments are subject to the Code?

This Code requires that information about an Access Person’s investments in certain securities be reported to the CCO. The CCO reports his/her information to the CIO of the Company.

For purposes of this Code, the term “Reportable Security” means any stock, bond, futures contract, investment option or contract, exchange-traded fund (“ETF”) whether registered as an open end management company or a unit investment trust, or other security as defined in section 202(a)(18) of the Advisers Act.

For purposes of this Code, the term “Reportable Fund” means any fund registered under the Investment Company Act for which the Company serves as an investment adviser or whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company. Reportable Funds include sub-advised registered investment companies and ETFs. See Exhibit I for the list of funds for which the Company serves as adviser.

What Types of Investments are not subject to the Code?

This Code does not require information about the following types of securities:

●	Direct obligations of the U.S. government;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	Shares of money market funds;

●	Shares issued by open-end investment companies or exchange traded funds other than registered investment companies or exchange traded funds for which the Company serves as an adviser; or

Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are registered investment companies for which the Company serves as an adviser.

What Types of Accounts are subject to the Code?

Covered Accounts are subject to the Code. “Covered Accounts” include all accounts in which a Reportable Security may be held, whether at a broker/dealer, transfer agent, investment advisory firm or other financial services firm, in which an Access Person has a beneficial interest or over which an Access Person has investment discretion or other control or influence.2 A Covered Account includes the accounts of immediate family members.3 Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which an Access Person has physical control, such as a stock certificate.4

What are the Restrictions on Trading?

Restricted Securities

No Access Person is permitted to conduct a transaction in any security that is owned in a Reportable Fund or that may be purchased or held by a Reportable Fund.

Pre-clearance Requirements

Access Persons must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of:

●	a Reportable Security;

●	a security in an initial public offering (“IPO”);

●	a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund); and

●	a Reportable Fund.

Pre-clearance requirements shall not apply to the following transactions:

●	Purchases or sales not subject to the Code [See “What types of investments are not subject to the Code?” above]

●	Purchases or sales which are non-volitional on the part of either the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

●	Purchases that are part of an automatic dividend reinvestment plan.

●	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

●	Transactions in open-end mutual funds that are not Reportable Funds.

●	Transactions in Exchange Traded Funds that are not Reportable Funds.

●	Transactions in direct obligations of the US government.

●	Money Market Accounts and Shares of Money Market Funds.

●	Transactions occurring in the employees’ 401K plan.

●	De minimis purchases and sales of an equity security in an amount less than $10,000 of an issuer with a market capitalization of $10 billion or greater. A series of smaller trades may not be engaged in to rely on this exemption.

See Exhibit D  for the Pre-Clearance Form to be used to obtain permission to make investments in Reportable Securities and Exhibit E for the Pre-Clearance Form to be used to obtain permission to make investments in private placements or IPOs.

Blackout Period

Access Persons may not purchase or sell a Reportable Security or a Reportable Fund within three calendar days prior to a transaction of that Reportable Security or Reportable Fund for a Client.

Reporting and Certification Requirements

Initial Holdings Report and Certification

Within 10 days after designation as an Access Person, each Access Person must certify in writing that they have received the Code, have read and understands the Code, and that they will comply with its requirements (See Exhibit F). Further, the Access Person must also report, at that time, all personal investment holdings in Reportable Securities and any brokerage accounts required to be disclosed or reported. (Please see Exhibits G and H for the required disclosures). Information disclosed may be no more than 45 days old at the time of disclosure. Access Persons are only required to report holdings in Reportable Securities as defined in the Code.

Accounts over which Access Persons have no control.

Access Persons are not required to report securities held in accounts over which the Access Person has no direct or indirect influence or control. The Access Person must submit to the CCO a letter or memo from the third party managing the account that states the third party has exclusive control over investment decisions in the account and the Access Person exerts no control or influence in the management of the account. Where the Access Person is the CCO, the letter or memo is submitted to the CIO. The Access Person must include in initial and annual holdings reports the name of any broker/dealer or bank with which the Access Person has an account in which Reportable Securities are held for his/her direct or indirect benefit.

When Duplicate Statements are not Available.

You may wish to engage in a transaction in a Reportable Security for which no statement can be delivered to the Company CCO (e.g., transactions involving certain types of derivatives). These types of transactions require the prior written approval of the CCO and will involve additional reporting requirements.

Ongoing Reporting Regarding Covered Accounts

Access Persons must notify the CCO within 10 calendar days from the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. The notification must be submitted in writing to the CCO and include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and new number and the effective date of the change.

Quarterly Transactions Report for Access Persons

All Access Persons shall submit to the CCO, within 30 business days after quarter end (no exception for months with 31 days), a report of all reportable transactions during the previous quarter. The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected. The report shall also include the date it was submitted by the Access Person. See Exhibit J for the Quarterly Transaction Reporting Form. Note: The CIO of the Company will review the reports of the CCO if the CCO is deemed an Access Person.

Exceptions

Access Persons are not required to submit transaction reports (i) for trades effected pursuant to an automatic investment plan; (ii) for securities held in accounts over which the Access Person has no direct or indirect influence or control if a letter is provided by the third party manager stating that they do not exercise any influence or control; and (iii) that would duplicate information in account statements or confirmations. NOTE: trades exempt from pre-clearance requirements remain subject to the quarterly transaction reporting requirement.

Annual Certification for Access Persons

Annually, Access Persons must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal securities transactions/holdings required to be disclosed or reported (see Exhibit F). Access Persons must also disclose all Reportable Securities and Covered Accounts on an annual basis. Please see Exhibits G and H for the required disclosures. Information disclosed must be current as of a date no more than 45 days before the report is submitted. The annual certification must be submitted to the Company’ CCO within 30 days of the calendar year end.

The CIO of the Company will review the reports for the CCO if the CCO is deemed an Access Person.

Access Persons are only required to submit an annual holdings report relating to Reportable Securities as defined in the “What Types of Investments are Subject to the Code?” Section of this Code.

Administration and Enforcement

Determination of Persons covered by Code

The CCO for the Company will determine who is covered by this Code and will provide each such person with a copy of the Code and any amendments thereto.

Review of Personal Trading Information

All information regarding an Access Person’s personal investment transactions, including the reports required by this Code, will be reviewed by the Company’ CCO. The CIO of the Company will review the reports for the CCO if deemed an Access Person. Each Access Person acknowledges that the Company’ CCO is permitted to review information, including account statements and trade confirmations, from brokerage firms, retirement plan administrators and other financial intermediaries, relating to the securities held by the Access Person.

Annual Review/Report

The CCO will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The CCO will provide an annual report to the Trust’s Board of Trustees that: (i) describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations; (ii) recommends changes in existing restrictions or procedures based on the experience implementing the Code, evolving industry practices or developments in applicable laws or regulations; (iii) and certifies to the Board that procedures have been adopted that are designed to prevent Access Persons from violating the Code.

Reporting Violations

Upon discovering a violation of this Code, an Access Person shall immediately report such violation to the CCO. The CCO will be responsible for investigating such violations.

Sanctions and Remedies

If the CCO determines that an Access Person has violated the Code, the CCO may impose sanctions and other appropriate actions, including issuing a letter of education, suspending or limiting personal trading activities, imposing a fine, recommending a suspension or termination of employment of an Access Person and/or informing regulators, if the situation warrants. As part of any sanction, the CCO may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Any money forfeited pursuant to this section will be donated to a charity selected by the Company’ CCO.

Exemption Procedures

The CCO may grant exemptions from the requirements in this Code in appropriate circumstances. The CCO shall consider such exemptions upon written request by an Access Person stating the basis for requested relief. The CCO’s decision is within his or her sole discretion.

Questions and Exceptions

Any questions regarding this Code should be discussed with the CCO.

[1]	Control means the power to exercise a controlling influence over the management or policies of the Company, unless such power is solely the result of an official position with the Company.
[2]	Beneficial interest in an account includes any direct or indirect financial interest in an account.
[3]	Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.
[4]	Covered Accounts also include accounts for which an Access Person has power of attorney, serves as executor, trustee or custodian, and corporate or investment club accounts.